Rule 10f-3 Transaction Form

Acquisition of Securities During Affiliated Underwritings
Participating Funds

U.S. Registered Funds (Name of Fund, Aladdin Ticker):
iShares Core U.S. Aggregate Bond ETF (ISHAGG) iShares Intermediate Government/Credit Bond ETF (ISHIGOVCR)
BlackRock Balanced Capital Portfolio (FI) (BCS_F)
BlackRock Core Bond Trust (BHK)
BlackRock Limited Duration Income Trust (BLW)
BlackRock Core Bond Portfolio (BR-CORE)
BlackRock Funds, BlackRock Global Long/Short Credit Fund
(BR-GC)
BlackRock Total Return V.I. Portfolio (Ins - Var Ser) (BVA-
BF)
BlackRock Total Return Portfolio (Ins - Series) (BVA-TR)
Metropolitan Series Fund, Inc.- BlackRock Bond Income
Portfolio (MET-BI)
Master Total Return Portfolio of Master Bond LLC (MF-BOND)
U.S. Total Bond Index Master Portfolio (MIP_AGG)
JNL/BlackRock Global Long Short Credit Fund (SMF_CC-GC)
Advanced Series Trust - AST BlackRock/Loomis Sayles Bond
Portfolio (SMF_PRUTR)


The Offering

Key Characteristics (Complete ALL Fields)

Date of
Offering Commencement:
10-27-2015

Security Type:
BND/CORP


Issuer
Prologis, L.P. (2025)

Selling Underwriter
Morgan Stanley & Co. LLC

Affiliated Underwriter(s)
[x] PNC Capital Markets LLC
[ ] Other:

List of
Underwriter(s)
Morgan Stanley & Co. LLC, Goldman, Sachs&
Co., Merrill Lynch, Pierce, Fenner &
Smith Incorporated, J.P. Morgan Securities
LLC, Citigroup Global Markets Inc., Wells
Fargo Securities, LLC, SMBC Nikko
Securities America, Inc., Mitsubishi UFJ
Securities (USA), Inc., Mizuho Securities
USA Inc., HSBC Securities (USA) Inc.,
Scotia Capital (USA) Inc., ING Financial
Markets LLC, Credit Agricole Securities
(USA) Inc., PNC Capital Markets LLC, U.S.
Bancorp Investments, Inc., BBVA Securities
Inc., RBS Securities Inc., Regions
Securities LLC, BNP Paribas Securities
Corp.


Transaction Details

Date of Purchase
10-27-2015


Purchase Price/Share
(per share / % of par)
$ 99.381

Total Commission,
Spread or Profit
0.650%


1.	Aggregate Principal Amount Purchased (a+b)
$25,000,000

a.US Registered Funds
(Appendix attached with individual Fund/Client
purchase)
$6,113,000

b.Other BlackRock Clients
$18,887,000

2.	Aggregate Principal Amount of Offering
$750,000,000

Fund Ratio
[Divide Sum of #1 by #2]
Must be less than 0.25

0.0333


Legal Requirements

Offering Type (check ONE)
The securities fall into one of the following transaction types (see Definitions):
[x] U.S. Registered Public Offering[Issuer must have 3 years of continuous operations]
[ ] Eligible Rule 144A Offering[Issuer must have 3 years of continuous operations]
[ ] Eligible Municipal Securities
[ ] Eligible Foreign Offering[Issuer must have 3 years of continuous operations]
[ ] Government Securities Offering[Issuer must have 3 years of continuous operations]

Timing and Price (check ONE or BOTH)
[x] The securities were purchased before the end of the first day on which any sales were made, at a price that was not more than the price paid by each other purchaser of securities in that offering or in any concurrent offering of the securities; and
[ ] If the securities are offered for subscription upon exercise of rights, the securities were purchased on or before the fourth day before the day on which the rights offering terminated.

Firm Commitment Offering (check ONE)
[x]  YES
[ ]  NO
The securities were offered pursuant to an underwriting or similar agreement under which the underwriters were committed to purchase all of the securities being offered, except those purchased by others pursuant to a rights offering, if the underwriters purchased any of the securities.

No Benefit to Affiliated Underwriter (check ONE)
[x]  YES
[ ]  NO
No affiliated underwriter was a direct or indirect participant in, or benefited directly or indirectly from, the transaction.




Completed by:
Dipankar Banerjee
Date:
10-29-2015

Global Syndicate Team Member




Approved by:
Steven DeLaura
Date:
10-29-15













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